FFI ANNOUNCES RESULTS OF SPECIAL SHAREHOLDER MEETING, CLOSING OF THE MERGER, AND SUBSEQUENT DELISTING FROM THE NYSE MKT EXCHANGE

INDIANAPOLIS, INDIANA June 21, 2013 - Fortune Industries, Inc. (the “Company”) (NYSE MKT:FFI) announced today that at a special meeting of its Shareholders on June 20, 2013, the Shareholders voted in favor of a proposal to adopt and approve the previously announced proposed Agreement and Plan of Merger by and between CEP, Inc., a Tennessee corporation (“CEP”), CEP Merger Sub, Inc., a Tennessee corporation and a wholly-owned subsidiary of CEP (“Merger Sub”), and the Company, whereby Merger Sub will merge with and into the Company and the Company (as the Surviving Company) will become a majority-owned subsidiary of CEP. After the merger is completed, the Company’s outsourced human resource services operations will continue to serve its clients as normal without interruption.

As a result of the merger transaction, which is anticipated to be effective as of July 1, 2013, the Company will reduce its record Shareholder count to below 300, will cease being an SEC reporting company and therefore intends to voluntarily delist from the NYSE MKT prior to market open on July 1, 2013. The Company anticipates that by delisting, it will eliminate compliance costs estimated to be approximately $150,000 annually.

About Fortune Industries, Inc.

Fortune Industries, Inc. is focused as a professional employer organization (PEO) to small and medium-sized businesses in 47 states, including human resource consulting and management, employee assessment, training, and benefits administration.

Fortune Industries, Inc. is based in Indianapolis, Indiana and is publicly traded on the NYSE MKT exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended June 30, 2012. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact

Fortune Industries, Inc.

Carrie Hill

(317) 532-1374